SECOND AMENDMENT TO LOAN AGREEMENT

Second Amendment to Loan Agreement, dated the 8th day of February, 2005, by and among Matthews International Corporation, a Pennsylvania corporation (the "Borrower"), the Banks (as defined in the Loan Agreement (as hereinafter defined)), Citizens Bank of Pennsylvania, a Pennsylvania banking institution, in its capacity as lead arranger and administrative agent for the Banks (in such capacity, the "Agent"), PNC Bank, National Association, a national banking association, in its capacity as lead arranger and syndication agent for the Banks (in such capacity, the "Syndication Agent") and National City Bank of Pennsylvania, in its capacity as documentation agent for the Banks (in such capacity, the "Documentation Agent") (the "Second Amendment").

W I T N E S S E T H:

WHEREAS, the Borrower, the Banks, the Agent and the Documentation Agent entered into that certain Loan Agreement, dated December 3, 2001, as amended by that certain First Amendment to Loan Agreement, dated April 21, 2004, by and among the Borrower, the Banks, the Agent, the Syndication Agent and the Documentation Agents (as amended, the "Loan Agreement"), pursuant to which, among other things, the Banks agreed to extend a revolving credit facility to the Borrower in an aggregate principal amount not to exceed One Hundred Twenty-Five Million and 00/100 Dollars ($125,000,000.00); and

WHEREAS, the Borrower desires to amend certain provisions of the Loan Agreement and the Banks and the Agent desire to permit such amendments pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.  All capitalized terms used herein which are defined in the Loan Agreement shall have the same meaning herein as in the Loan Agreement unless the context clearly indicates otherwise.

2.  The reference to "One Hundred Twenty Five Million and 00/100 Dollars ($125,000,000.00)" in the first "WHEREAS" clause of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following: "One Hundred Fifty Million and 00/100 Dollars ($150,000,000.00)".

3.  Section 1.01 of the Loan Agreement is hereby amended by inserting the following definitions:

"British Pounds Sterling" shall mean the official currency of the United Kingdom of Great Britain and Northern Ireland.

"Computation Date" shall mean that as set forth in Section 2.17.

"Dollar, Dollars, U.S. Dollars, United States Dollars" and the symbol "$" shall mean the official currency of the United States of America.

"Dollar Equivalent" shall mean, with respect to any amount of any currency, the Equivalent Amount of such currency expressed in Dollars.

"Equivalent Amount" shall mean, at any time, as determined in good faith by the Agent in accordance with its customary practices (which determination shall be conclusive absent manifest error), with respect to an amount of any currency (the "Reference Currency") which is to be computed as an equivalent amount of another currency (the "Equivalent Currency"): (i) if the Reference Currency and the Equivalent Currency are the same, the amount of such Reference Currency, or (ii) if the Reference Currency and the Equivalent Currency are not the same, the amount of such Equivalent Currency converted from such Reference Currency at the Agent's spot selling rate (based on the market rates then prevailing and available to the Agent) for the sale of such Equivalent Currency for such Reference Currency at a time determined by the Agent on the second (2nd) Business Day immediately preceding the event for which such calculation is made.

"Equivalent Currency" shall mean that as set forth in the definition of Equivalent Amount.

"Euro" shall mean the European common currency pursuant to the European Monetary Union.

"Eurocurrency Liabilities" shall mean that as set forth in the definition of Libor Reserve Requirements.

"Existing Restrictive Agreement" shall mean that as set forth in Section 6.02.

"Optional Currency" shall mean any of the following currencies: (i) British Pounds Sterling, (ii) Euros, and (iii) any other currency approved by Agent and all of the Banks pursuant to Section 2.17(d).

"Original Currency" shall mean that as set forth in Section 9.20(a).

"Other Currency" shall mean that as set forth in Section 9.20(a).

"Overnight Rate" shall mean for any day with respect to any Revolving Credit Loans in an Optional Currency, the rate of interest per annum as determined in good faith by the Agent in accordance with its customary practices at which overnight deposits in such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day in the applicable offshore interbank market.

"Reference Currency" shall mean that as set forth in the definition of Equivalent Amount.

4.  Section 1.01 of the Loan Agreement is hereby amended by deleting the following definitions in their entirety and in their stead inserting the following:

"Business Day" shall mean a day of the year on which banks are not required or authorized to close in Pittsburgh, Pennsylvania and (i) if the applicable Business Day relates to a Libor Rate Loan, on which dealings are carried on in the London interbank eurodollar market, and (ii) with respect to advances or payments of Revolving Credit Loans or any other matters relating to Revolving Credit Loans denominated in an Optional Currency, such day also shall be a day on which (a) dealings in deposits in the relevant Optional Currency are carried on in the applicable interbank market, and (b) all applicable banks into which Loan proceeds may be deposited are open for business and foreign exchange markets are open for business in the principal financial center of the country of such currency.

"GAAP" shall mean generally accepted accounting principles as are in effect in the United States of America (as such principles may change from time to time), which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a consistent basis.

"Guarantor" or "Guarantors" shall mean, singularly or collectively, as the context may require, York Group and any other person that executes and delivers a Guaranty Agreement to the Agent for the ratable benefit of the Banks on or after February 8, 2005.

"Guaranty Agreement" or "Guaranty Agreements" shall mean, singularly or collectively, as the context may require, the York Group Guaranty, and any other Guaranty and Suretyship Agreement executed and delivered to the Agent for the ratable benefit of the Banks on or after the date hereof substantially in the form of Exhibit "E" attached hereto and made a part hereof.

"Libor Rate" shall mean, for any Interest Period, a fixed rate per annum (rounded upwards to the next higher whole multiple of 1/100% if such rate is not such a multiple) equal at all times during such Interest Period to the quotient of (a) the rate per annum determined in good faith by the Agent in accordance with its customary procedures (which determination shall be conclusive absent manifest error) to be the average of the rates per annum (rounded upwards to the next higher whole multiple of 1/100% if such rate is not such a multiple) at which deposits in immediately available United States Dollars or an Optional Currency, as applicable, are offered at 11:00 a.m. (London, England time) (or as soon thereafter as is reasonably practicable) to major money center banks by prime banks in the London interbank eurodollar market three (3) Business Days prior to the first day of such Interest Period in an amount and maturity equal to the amount and maturity of such Libor Rate Loan, divided by (b) a number equal to 1.00 minus the aggregate (without duplication) of the rates (expressed as a decimal fraction) of the Libor Reserve Requirements.

"Libor Reserve Requirements" shall mean, for any day of any Interest Period for a Libor Rate Loan, the percentage (rounded upward to the next higher whole multiple of 1/100% if such rate is not such a multiple) as determined in good faith by the Agent in accordance with its customary procedures (which determination shall be conclusive absent manifest error) as representing the maximum reserves (whether basic, supplemental, marginal, emergency or otherwise) (i) prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to liabilities or assets consisting of or including "Eurocurrency Liabilities" (as defined in Regulation D of the Board of Governors of the Federal Reserve System) in an amount and for a maturity equal to such Libor Rate Loan and such Interest Period; and (ii) to be maintained by a Bank as required for reserve liquidity, special deposit, or a similar purpose by any governmental or monetary authority of any country or political subdivision thereof (including any central bank), against (A) any category of liabilities that includes deposits by reference to which a Libor Rate is to be determined, or (B) any category of extension of credit or other assets that includes Loans to which a Libor Rate applies. The Libor Rate shall be adjusted automatically as of the effective date of each change in the Libor Reserve Requirements.

"Prime Rate Loan" shall mean any Loan that bears interest with reference to the Prime Rate and which shall only be denominated in Dollars.

"Total Commitment Amount" shall mean the obligation of the Banks hereunder to make Revolving Credit Loans and to issue Letters of Credit up to the maximum aggregate principal amount of One Hundred Fifty Million and 00/100 Dollars ($150,000,000.00) or such greater amount as may be applicable in accordance with the provisions of Section 2.21 hereof.

5.  Section 1.01 of the Loan Agreement is hereby amended by deleting the following definitions:

"MIAC"
"MIAC Guaranty"

6.  The first sentence of Section 2.01(a) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

Subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement, the Notes and the other Loan Documents, the Banks severally (but not jointly) agree to make loans in either Dollars or one or more Optional Currencies (the "Revolving Credit Loans") to the Borrower at any time or from time to time on or after the Closing Date and to and including the Business Day immediately preceding the Expiry Date in an aggregate Dollar Equivalent principal amount which, when combined with the amount of aggregate Letters of Credit Outstanding, shall not exceed at any one time outstanding One Hundred Fifty Million and 00/100 Dollars ($150,000,000.00) or such greater amount as may be applicable in accordance with the provisions of Section 2.21 hereof (the "Revolving Credit Facility Commitment"); provided, however, that (i) no Bank shall be required to make Revolving Credit Loans (or participate in the issuance of Letters of Credit) in an aggregate Dollar Equivalent principal amount outstanding at any one time exceeding such Bank's Commitment, (ii) no Prime Rate Loan shall be made in an Optional Currency, and (iii) after giving effect to any Revolving Credit Loan denominated in Optional Currencies the Dollar Equivalent amount of all such Revolving Credit Loans shall not exceed Fifty Million and 00/100 Dollars ($50,000,000.00).

7.  Section 2.01(c) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(c)    Making, Renewing or Converting of Revolving Credit Loans. Subject to the terms and conditions set forth in this Agreement and the other Loan Documents, and provided that the Borrower has satisfied all applicable conditions specified in Article IV hereof, the Banks shall make Revolving Credit Loans to the Borrower which, as selected by the Borrower pursuant to this Section 2.01(c), shall be Prime Rate Loans or Libor Rate Loans and, with respect to Libor Rate Loans, shall be denominated in Dollars or an Optional Currency. In addition, subject to the terms and conditions set forth below, the Borrower shall have the opportunity (i) convert Prime Rate Loans into Libor Rate Loans, (ii) convert Libor Rate Loans into Prime Rate Loans or (iii) renew Libor Rate Loans as Libor Rate Loans for additional Interest Periods.

(i)    Each Revolving Credit Loan that is made as or converted (from a Libor Rate Loan) into a Prime Rate Loan shall be made or converted on such Business Day and in such amount as an Authorized Representative of the Borrower shall request by written or telephonic notice (confirmed promptly, but in no event later than one Business Day thereafter, in writing) received by the Agent no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the date of requested disbursement of or conversion into the requested Prime Rate Loan. Subject to the terms and conditions of this Agreement, on each borrowing date, the Agent shall make the proceeds of the Prime Rate Loan available to the Borrower at the Agent's Office in immediately available funds not later than 2:00 p.m. (Pittsburgh, Pennsylvania time). Unless an Authorized Representative of the Borrower shall provide the Agent with the required written notice to convert a Prime Rate Loan into a Libor Rate Loan on or prior to the third (3rd) Business Day prior to the date of requested conversion, such Prime Rate Loan shall automatically continue as a Prime Rate Loan.

(ii)    Each Revolving Credit Loan that is made as, renewed as or converted (from a Prime Rate Loan) into a Libor Rate Loan shall be made, renewed or converted, on such Business Day, in such Dollar Equivalent amount (expressed in the currency in which such Loan shall be funded and also as a Dollar Equivalent amount if such Loan shall be funded in an Optional Currency) (greater than or equal to One Million and 00/100 Dollars ($1,000,000.00); provided, however, that any Dollar Equivalent amount in excess of One Million and 00/100 Dollars ($1,000,000.00) may only be in Dollar Equivalent increments of Five Hundred Thousand and 00/100 Dollars ($500,000.00)), with such an Interest Period and in such currency as an Authorized Representative of the Borrower shall request by written or telephonic notice (confirmed promptly, but in no event later than one Business Day thereafter, in writing) received by the Agent no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the (a) third (3rd) Business Day prior to the requested date of disbursement of, renewal of or conversion into the requested Libor Rate Loan denominated in Dollars, and (b) fourth (4th) Business Day prior to the requested date of disbursement of, renewal of or conversion into the requested Libor Rate Loan denominated in an Optional Currency. Subject to the terms and conditions of this Agreement, on each borrowing date, the Agent shall make the proceeds of the Libor Rate Loan available to the Borrower at the Agent's Office in immediately available funds, no later than 10:00 a.m. (Pittsburgh, Pennsylvania time). In addition, in the event that the Borrower desires to renew a Libor Rate Loan for an additional Interest Period, an Authorized Representative of the Borrower shall provide the Agent with written notice thereof on or prior to (a) with respect to Libor Rate Loans denominated in Dollars, the third (3rd) Business Day prior to the expiration of the applicable Interest Period, and (b) with respect to Libor Rate Loans denominated in an Optional Currency, the fourth (4th) Business Day prior to the expiration of the applicable Interest Period. In the event that an Authorized Representative of the Borrower fails to provide the Agent with the required written or telephonic notice (confirming promptly, but in no event later than one Business Day thereafter, in writing) on or prior to the third (3rd) Business Day prior to the expiration of the applicable Interest Period for a Libor Rate Loan denominated in Dollars, the Borrower shall be deemed to have given written notice that such Loan shall be converted into a Prime Rate Loan on the last day of the applicable Interest Period. In the event that an Authorized Representative of the Borrower fails to provide the Agent with the required written or telephonic notice (confirming promptly, but in no event later than one Business Day thereafter, in writing) on or prior to the fourth (4th) Business Day prior to the expiration of the applicable Interest Period for a Libor Rate Loan denominated in an Optional Currency, the Borrower shall be deemed to have given written notice that such Loan shall be renewed for an Interest Period of one (1) Month. Each written notice of any Libor Rate Loan shall be irrevocable and binding on the Borrower and the Borrower shall indemnify the Agent and the Banks against any loss or expense incurred by the Banks as a result of any failure by the Borrower to consummate such transaction calculated as set forth in Section 2.12(c) hereof.

(iii)    Each Bank hereby authorizes the Agent to make all Loans that are requested by the Borrower on the proposed date of disbursement as described above. Upon receipt of a request to make, renew or convert a Revolving Credit Loan hereunder, the Agent shall promptly advise each of the Banks of the proposed date of disbursement, renewal or conversion, the amount and type of each such Revolving Credit Loan, the applicable Interest Period, the applicable currency and the Bank's Commitment amount thereof. Each Bank shall remit its Commitment Percentage of the principal amount of each Revolving Credit Loan to the Agent at the Office of the Agent in the applicable currency and immediately available funds no later than 2:00 p.m. (Pittsburgh, Pennsylvania time) on the applicable date of disbursement. If the amount of such Bank's Commitment Percentage is not made available to the Agent by such Bank on the applicable borrowing date, the Agent shall not be required to fund such Bank's Commitment Percentage of the Revolving Credit Loans on the applicable borrowing date; provided, however, the Agent may elect in its sole discretion to fund such Bank's Commitment Percentage on the applicable borrowing date, and such Bank shall be subject to the repayment obligations set forth below.

(iv)    The Agent may assume that each Bank has made or will make the proceeds of a Loan available to the Agent in the applicable currency unless the Agent shall have been notified by such Bank on or before the later of (a) the close of business on the Business Day preceding the applicable borrowing date with respect to the Loan, or (b) one (1) hour before the time on which the Agent actually funds the proceeds of such Loan to the Borrower (whether using its own funds pursuant to this subsection or using proceeds deposited with the Agent by the Banks and whether such funding occurs before or after the time on which the Banks are required to deposit the proceeds of such Loan with the Agent). The Agent may, in reliance upon such assumption (but shall not be required to), make available to the Borrower a corresponding amount in the applicable currency. If such corresponding amount is not in fact made available to the Agent by such Bank in the applicable currency, the Agent shall be entitled to recover such amount on demand from such Bank (or, if such Bank fails to pay such amount, forthwith upon such demand from the Borrower) together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on the date the Agent recovers such amount, at a rate per annum equal to (y) with respect to Loans denominated in Dollars, (A) the Federal Funds Rate during the first three (3) days after such interest shall begin to accrue and (B) the Applicable Rate in respect of such Loan after the end of such three (3) day period, and (z) with respect to Loans denominated in an Optional Currency, the Overnight Rate.

8.  Section 2.01(d) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(d)    Maximum Principal Balance of Revolving Credit Loans and Letters of Credit Outstanding. The sum of the aggregate Dollar Equivalent principal amount of all Revolving Credit Loans outstanding and the aggregate Letters of Credit Outstanding shall not exceed the amount of the Revolving Credit Facility Commitment subject to Section 2.20. The Borrower agrees that if at any time the sum of the aggregate Dollar Equivalent principal amount of all Revolving Credit Loans outstanding and the aggregate Letters of Credit Outstanding exceeds the amount of the Revolving Credit Facility Commitment (the "Excess Amount"), the Borrower shall promptly, but in no event later than one Business Day thereafter, pay to the Agent (for the ratable benefit of the Banks) such Excess Amount. If not sooner paid, the entire principal balance of all outstanding Revolving Credit Loans, together with all unpaid accrued interest thereon, and all other sums and costs owed to the Agent and the Banks by the Borrower pursuant to this Agreement, shall be immediately due and payable on the Expiry Date, without notice, presentment or demand of any kind.

9.  Section 2.02(a) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(a)    Conversion Option. Upon the written request (the "Term Loan Notice") by the Borrower received by the Agent at any time or times prior to April, 29, 2008, and so long as no Potential Default or Event of Default has occurred, the Borrower may convert (the "Conversion Option") all or any portion of the outstanding principal balance of the Revolving Credit Loans which are denominated in Dollars (the "Term Amount") into a term loan or term loans which will be denominated in Dollars (each such term loan is a "Term Loan" and collectively, the "Term Loans"). Each such conversion shall be effective on the first (1st) day of the first (1st) full calendar month following the Agent's receipt of such written request so long as such written request was received at least five (5) Business Days prior to the effective date of such conversion and the Borrower executes and delivers to the Agent a Term Note for each Bank in the amount of each Bank's Pro Rata Share. Upon each exercise by the Borrower of the Conversion Option, the Revolving Credit Facility Commitment shall be reduced by such Term Amount; provided, however, that upon the repayment of any principal amount of any Term Loan, the Revolving Credit Facility Commitment shall be increased by the principal amount of such repayment. Notwithstanding anything contained herein to the contrary, there shall not be more than four (4) Term Loans outstanding at any one time.

10.  Section 2.02(e) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(e)    Payments of Principal and Maturity. Subject to the terms and conditions of this Agreement, commencing on the last day of the first (1st) Fiscal Quarter immediately following the first (1st) day of a Term Loan, and on the last day of each successive Fiscal Quarter thereafter through and including the Expiry Date, the Borrower shall make equal quarterly principal payments in Dollars to the Agent for the ratable account of the Banks in such amount as the Agent shall advise the Borrower prior to or on the first (1st) day of a Term Loan (such amount shall be an amount which will result in a level principal payment necessary to amortize the principal balance of such Term Loan over a period selected by the Borrower; provided, however, that such amortization period shall not exceed five (5) years), plus accrued interest as set forth in Section 2.04 hereof. All remaining unpaid principal, accrued interest and all other sums and costs incurred by the Agent and the Banks pursuant to this Agreement with respect to the Term Loan(s) shall be immediately due and payable on the Expiry Date without notice, presentment or demand of any kind.

11.  Section 2.03(b) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(b)    Calculation of Interest and Fees; Adjustment to Prime Rate. Interest on the Loans, unpaid fees and other sums payable hereunder shall be computed on the basis of a year of three hundred sixty (360) days and paid for the actual number of days elapsed; provided that, for Revolving Credit Loans made in an Optional Currency for which a three hundred sixty five (365) day basis is the only market practice available to the Agent, such rate shall be calculated on the basis of a year of three hundred sixty five (365) or three hundred sixty six (366) days, as the case may be, for the actual days elapsed. In the event of any change in the Prime Rate, the rate of interest applicable to each Prime Rate Loan shall be adjusted to immediately correspond with such change; provided, however, that any interest rate charged hereunder shall not exceed the Maximum Rate.

12.  The first sentence of Section 2.03(c) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

Upon the occurrence and during the continuance of an Event of Default, (i) the unpaid principal amount of the Loans or any portion thereof, accrued interest thereon, any fees or any other sums payable hereunder shall thereafter until paid in full bear interest at a rate per annum equal to the Applicable Rate plus two percent (2.00%); (ii) each Libor Rate Loan denominated in Dollars shall automatically convert into a Prime Rate Loan at the end of the applicable Interest Period; (iii) each Libor Rate Loan denominated in an Optional Currency shall automatically convert into a Prime Rate Loan at the time of such Event of Default and the Borrower shall pay to the Agent for the ratable account of the Banks such additional amounts as are required pursuant to and in accordance with Sections 2.12(c) and 2.18; and (iv) no Loans may be made in an Optional Currency and no Loans may be made as, renewed as or converted into a Libor Rate Loan.

13.  Section 2.04 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

2.04    Interest Payments.

The Borrower shall pay to the Agent for the ratable account of the Banks interest on the aggregate outstanding balance of the Loans which are Prime Rate Loans in arrears, on July 31, 2004 and on the last day of each October, January, April and July thereafter through and including the Expiry Date. The Borrower shall pay to the Agent for the ratable account of the Banks interest on the unpaid principal balance of the Loans that are Libor Rate Loans on the earlier of (i) the last day of the applicable Interest Period for such Loan or (ii) for such Loans with an applicable Interest Period exceeding three (3) Months, on each and every three (3) Month anniversary of each such Loan during the period from the Closing Date to and including the Expiry Date. After maturity of any part of the Loans (whether upon the occurrence of an Event of Default, by acceleration or otherwise), interest on such part of the Loans shall be immediately due and payable without notice, presentment, or demand of any kind. Interest on the principal amount of each Loan made in an Optional Currency shall be paid by the Borrower in such Optional Currency.

14.  Section 2.05 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

2.05    Fees.

The Borrower shall pay to the Agent for the ratable account of the Banks:

(i)    A commitment fee in Dollars on the unused portion of the amount of the Revolving Credit Facility Commitment during the period from the date of this Agreement to the Expiry Date, payable quarterly in arrears beginning on January 1, 2002 and continuing on the first (1st) day of each April, July, October and January thereafter and on the Expiry Date. Such fee shall be calculated daily, and shall equal the amount by which the amount of the Revolving Credit Facility Commitment has exceeded the closing principal balance of the sum of the outstanding Dollar Equivalent principal balance of the Revolving Credit Loans and the Letters of Credit Outstanding on each day, multiplied by the applicable percentage with respect to commitment fees for such day determined by reference to the Borrower's Leverage Ratio as set forth in set forth in Section 2.03(a)(ii) hereof (the "Applicable Commitment Fee Percentage"); and

(ii)    The Letter of Credit Commission pursuant to Section 2.07 hereof.

15.  The first sentence of Section 2.07 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

The Borrower shall pay to the Agent for its own account in Dollars (a) a fronting fee for each Letter of Credit issued hereunder, such fee shall be equal to one-eighth of one percent (0.125%) of the daily average amount of Letters of Credit Outstanding during the preceding calendar quarter, payable quarterly in arrears beginning on January 1, 2002 and continuing on the first (1st) day of each April, July, October and January thereafter and on the Expiry Date, (b) the Agent's standard amendment fees for each Letter of Credit issued hereunder, such fees to be paid on the date of the amendment of such Letter of Credit and (c) any reasonable out-of-pocket expenses and costs incurred by the Agent for the issuance of any Letter of Credit issued hereunder, such fees to be paid on the day of issuance of such Letter of Credit.

16.  Section 2.12(a) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(a)    If, due to either (i) the introduction of, or any change in, or in the interpretation of, any Law or (ii) the compliance with any guideline or request from any central bank or other Official Body (whether or not having the force of Law), there shall be any increase in the cost to, or reduction in income receivable by, a Bank of making, funding or maintaining Loans (or commitments to make the Loans), then the Borrower shall from time to time, upon demand by such Bank made within a reasonable time after such Bank's determination thereof, pay to the Agent for the account of such Bank additional amounts sufficient to reimburse such Bank for any such additional costs or reduction in income. All such additional amounts shall be determined by such Bank in good faith using appropriate attribution and averaging methods ordinarily employed by such Bank. A certificate of such Bank submitted to the Borrower in good faith as to the amount of such additional costs shall be conclusive and binding for all purposes, absent manifest error. Within ten (10) Business Days after the Agent or such Bank notifies the Borrower in writing of any such additional costs pursuant to this Section 2.12(a), the Borrower may (A) repay in full all Loans of any types or currencies so affected then outstanding, together with interest accrued thereon to the date of such repayment, or (B) convert all Loans of any types or currencies so affected then outstanding into Loans of any other type or currency not so affected upon not less than four (4) Business Days’ notice to the Agent. If any such repayment or conversion of any Libor Rate Loan occurs on any day other than the last day of the applicable Interest Period for such Loan, the Borrower also shall pay to the Agent for the ratable account of the Banks such additional amounts as set forth in Section 2.12(c).

17.  Section 2.12(b) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(b)    If either (i) the introduction of, or any change in, or in the interpretation of, any Law or (ii) the compliance with any guideline or request from any central bank or other Official Body (whether or not having the force of Law), affects the amount of capital required to be maintained by any Bank or any corporation controlling any Bank and such Bank determines in good faith that the amount of such capital is increased by or based upon the existence of the Loans (or commitment to make the Loans), then, within ten (10) Business Days of demand by such Bank, the Borrower shall pay to the Agent for the account of such Bank from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank in the light of such circumstances, to the extent that such Bank determines in good faith such increase in capital to be allocable to the existence of such Bank's Loans (or commitment to make the Loans). Any such demand by a Bank must be made within a reasonable time after such Bank's determination as set forth in the immediately preceding sentence. A certificate of such Bank in good faith submitted to the Borrower as to such amounts shall be presumptive evidence of such amounts. Within ten (10) Business Days after the Agent or such Bank notifies the Borrower in writing of any such additional costs pursuant to this Section 2.12(b), the Borrower may (A) repay in full all Loans of any types or currencies so affected then outstanding, together with interest accrued thereon to the date of such prepayment, or (B) convert all Loans of any types or currencies so affected then outstanding into Loans of any other type or currency not so affected upon not less than four (4) Business Days’ notice to such Bank. If any such prepayment or conversion of any Libor Rate Loan occurs on any day other than the last day of the applicable Interest Period for such Loan, the Borrower also shall pay to the Agent for the ratable account of the Banks such additional amounts as set forth in Section 2.12(c).

18.  Section 2.13 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

2.13    Illegality; Impracticability.

Notwithstanding any other provision contained in this Agreement, if: (a) it is unlawful, or any central bank or other Official Body shall determine that it is unlawful, for the Agent or any Bank to perform its obligations hereunder to make, renew, or convert Loans hereunder; or (b) on any date on which a Libor Rate would otherwise be set, any Bank shall have in good faith determined (which determination shall be conclusive absent manifest error) that (i) adequate and reasonable means do not exist for ascertaining a Libor Rate, (ii) a contingency has occurred which materially and adversely affects the interbank markets, or (iii) the effective cost to such Bank of funding a proposed Libor Rate Loan exceeds the Libor Rate then (y) upon notice thereof by the Agent or such Bank to the Borrower, the obligation of such Bank to make or renew a Loan of a type or currency so affected or to convert any type of Loan or any Loan denominated in an Optional Currency into a Loan of a type or currency so affected shall terminate and the Banks shall thereafter be obligated to make Prime Rate Loans whenever any written notice requests any type of Loans or any Loan denominated in an Optional Currency so affected and (z) upon written demand therefor by such Bank to the Borrower, the Borrower shall (i) forthwith prepay in full all Loans of the type or currency so affected then outstanding, together with interest accrued thereon or (ii) request that such Bank, upon five (5) Business Days' notice, convert all Loans of the type or currency so affected then outstanding into Loans of a type or currency not so affected. If any such prepayment or conversion of any Libor Rate Loan occurs on any day other than the last day of the applicable Interest Period for such Loan, the Borrower also shall pay to the Agent for the ratable benefit of the Banks such additional amounts as set forth in Section 2.12(c).

19.  Section 2.14 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

2.14    Payments.

All payments to be made with respect to principal, interest, fees or other amounts due from the Borrower under this Agreement or under the Notes are payable at 12:00 noon (Pittsburgh, Pennsylvania time), on the day when due, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action for the payments will accrue immediately. All such payments must be made to the Agent at its Office in U.S. Dollars except that payments of principal or interest shall be made in the currency in which such Loan was made and in funds immediately available at such Office, without setoff, counterclaim or other deduction of any nature. The Agent may in its discretion deduct such payments from the Borrower's demand or deposit accounts with the Agent if not paid within five (5) Business Days after the due date. All such payments shall be applied at the option of the Agent and the Banks to accrued and unpaid interest, outstanding principal and other sums due under this Agreement in such order as the Agent and the Banks, in their sole discretion, shall elect. All such payments shall be made absolutely net of, without deduction or offset, and altogether free and clear of any and all present and future taxes, levies, deductions, charges, and withholdings and all liabilities with respect thereto, excluding income and franchise taxes imposed on the Banks under the Laws of the United States or any state or political subdivision thereof. If the Borrower is compelled by Law to deduct any such taxes or to make any such other deductions, charges, or withholdings (collectively, the "Required Deductions"), the Borrower will pay to the Agent for the ratable benefit of the Banks an additional amount equal to the sum of (i) the aggregate amount of all Required Deductions and (ii) the aggregate amount of United States federal or state income taxes required to be paid by the Banks in respect of such Required Deductions.

20.  Section 2.15 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

2.15    Loan Account.

The Agent will open and maintain on its books and records, including computer records, in accordance with its customary procedures, a loan account (the "Loan Account") for the Borrower in which shall be recorded the date and amount of each Loan made by the Banks and the date and amount of each payment and prepayment in respect thereof. The Agent shall record in the Loan Account the principal amount of the Loans owing to each Bank from time to time. The Loan Account shall constitute presumptive evidence of the accuracy of the information contained therein (including the Equivalent Amounts of the applicable currencies where such computations are required). Any failure by the Agent to make any such notation or record shall not affect the obligations of the Borrower to the Banks with respect to the Loans.

21.  The following is hereby inserted as a new Section 2.17 of the Loan Agreement:

2.17    Utilization of Commitments in Optional Currencies.

(a)    Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans. The Agent will determine the Dollar Equivalent amount of (i) proposed Revolving Credit Loans to be denominated in an Optional Currency as of the requested borrowing date, and (ii) outstanding Revolving Credit Loans denominated in an Optional Currency as of the end of each Interest Period (each such date under clauses (i) and (ii), a "Computation Date").

(b)    Notices From Banks That Optional Currencies Are Unavailable to Fund New Revolving Credit Loans. The Banks shall be under no obligation to make the Revolving Credit Loans requested by the Borrower which are denominated in an Optional Currency if any Bank notifies the Agent by 5:00 p.m. (Pittsburgh, Pennsylvania time), four (4) Business Days prior to the borrowing date for such Loans that such Bank cannot provide its share of such Loans in such Optional Currency due to the introduction of, or any change in, any applicable Law or any change in the interpretation or administration thereof by any Official Body charged with the interpretation or administration thereof, or compliance by such Bank (or any of its lending offices) with any request or directive (whether or not having the force of Law) of any such Official Body which would make it unlawful or impossible for such Bank (or any of its lending offices) to honor its obligations hereunder to make a Revolving Credit Loan in an Optional Currency. In the event the Agent timely receives a notice from a Bank pursuant to the preceding sentence, the Agent will notify the Borrower no later than 12:00 noon (Pittsburgh, Pennsylvania time), three (3) Business Days prior to the borrowing date for such Loans that the Optional Currency is not then available for such Loans, and the Agent shall promptly thereafter notify the Banks of the same. If the Borrower receives a notice described in the preceding sentence, the Borrower may, by notice to the Agent not later than 5:00 p.m. (Pittsburgh, Pennsylvania time), three (3) Business Days prior to the borrowing date for such Loans, withdraw the loan request for such Loans. If the Borrower withdraws such loan request, the Agent will promptly notify each Bank of the same and the Banks shall not make such Loans. If the Borrower does not withdraw such loan request before such time, (i) the Borrower shall be deemed to have requested that the Loans referred to in its loan request shall be made in Dollars in an amount equal to the Dollar Equivalent amount of such Loans and shall bear interest under the Prime Rate, and (ii) the Agent shall promptly deliver a notice to each Bank stating: (A) that such Loans shall be made in Dollars and shall bear interest under the Prime Rate, (B) the aggregate amount of such Loans, and (C) such Bank's Pro Rata Share of such Loans.

(c)    Notices From Banks That Optional Currencies Are Unavailable to Fund Renewals of Libor Rate Loans Denominated in an Optional Currency. If the Borrower delivers a loan request requesting that the Banks renew any Libor Rate Loan which is denominated in an Optional Currency, the Banks shall be under no obligation to renew such Libor Rate Loan if any Bank delivers to the Agent a notice by 5:00 p.m. (Pittsburgh, Pennsylvania time), four (4) Business Days prior to effective date of such renewal that such Bank cannot continue to provide Loans in such Optional Currency due to the introduction of, or any change in, any applicable Law or any change in the interpretation or administration thereof by any Official Body charged with the interpretation or administration thereof, or compliance by such Bank (or any of its lending offices) with any request or directive (whether or not having the force of Law) of any such Official Body which would make it unlawful or impossible for such Bank (or any of its lending offices) to honor its obligations hereunder to make a Loan in an Optional Currency. In the event the Agent timely receives a notice from a Bank pursuant to the preceding sentence, the Agent will notify the Borrower no later than 12:00 noon (Pittsburgh, Pennsylvania time), three (3) Business Days prior to the renewal date that the renewal of such Loans in such Optional Currency is not then available, and the Agent shall promptly thereafter notify the Banks of the same. If the Agent shall have so notified the Borrower that any such continuation of Optional Currency Loans is not then available, any notice of renewal with respect thereto shall be deemed withdrawn, and such Optional Currency Loans shall be redenominated into Prime Rate Loans with effect from the last day of the Interest Period with respect to any such Optional Currency Loans. The Agent will promptly notify the Borrower and the Banks of any such redenomination, and in such notice, the Agent will state the aggregate Dollar Equivalent amount of the redenominated Optional Currency Loans as of the Computation Date with respect thereto and such Bank's Pro Rate Share thereof.

(d)    Requests for Additional Optional Currencies. The Borrower may deliver to the Agent a written request that Revolving Credit Loans hereunder also be permitted to be made in any other lawful currency (other than Dollars), in addition to the currencies specified in the definition of "Optional Currency" herein provided that such currency must be freely traded in the offshore interbank foreign exchange markets, freely transferable, freely convertible into Dollars and available to the Banks in the applicable interbank market. The Agent will promptly notify the Banks of any such request promptly after the Agent receives such request. The Agent and each Bank may grant or accept such request in its sole discretion. The Agent will promptly notify the Borrower of the acceptance or rejection by the Agent and each of the Banks of the Borrower's request. The requested currency shall be approved as an Optional Currency hereunder only if the Agent and all of the Banks approve of the Borrower's request.

22.  The following is hereby inserted as a new Section 2.18 of the Loan Agreement:

2.18    Currency Repayments.

Notwithstanding anything contained herein to the contrary, the entire amount of principal of and interest on any Revolving Credit Loan made in an Optional Currency shall be repaid in the same Optional Currency in which such Loan was made, provided, however, that (a) if it is impossible or illegal for Borrower to effect payment of a Loan in the Optional Currency in which such Loan was made, (b) if Borrower defaults in its obligations to do so, or (c) if a Libor Rate Loan denominated in an Optional Currency automatically converts to a Prime Rate Loan pursuant to Section 2.03(c) hereof, the Majority Banks may at their option (and, in the case of (a) above shall) permit such payment to be made (i) at and to a different location, subsidiary, affiliate or correspondent of Agent, or (ii) in the Equivalent Amount of Dollars or (iii) in an Equivalent Amount of such other currency (freely convertible into Dollars) as the Majority Banks may solely at their option designate. Upon any events described in (i) through (iii) of the preceding sentence, Borrower shall make such payment and Borrower agrees to hold each Bank harmless from and against any loss incurred by any Bank arising from the cost to such Bank of any premium, any costs of exchange, the cost of hedging and covering the Optional Currency in which such Loan was originally made, and from any change in the value of Dollars, or such other currency, in relation to the Optional Currency that was due and owing. Such loss shall be calculated for the period commencing with the first day of the Interest Period for such Loan and continuing through the date of payment thereof.

23.  The following is hereby inserted as a new Section 2.19 of the Loan Agreement:

2.19    Optional Currency Amounts.

Notwithstanding anything contained herein to the contrary, Agent may, with respect to notices by Borrower for Revolving Credit Loans in an Optional Currency or voluntary prepayments of less than the full amount of a Loan denominated in an Optional Currency, engage in reasonable rounding (in accordance with the Agent's usual and customary Optional Currency policies) of the Optional Currency amounts requested to be loaned or repaid; and, in such event, Agent shall promptly notify Borrower and the Banks of such rounded amounts and Borrower's request or notice shall thereby be deemed to reflect such rounded amounts.

24.  The following is hereby inserted as a new Section 2.20 of the Loan Agreement:

2.20    Mandatory Prepayments for Currency Fluctuations.

If on any Computation Date the sum of the aggregate Dollar Equivalent principal amount of all Revolving Credit Loans outstanding and the aggregate Letters of Credit Outstanding is equal to or greater than one hundred percent (100%) of the Revolving Credit Facility Commitment as a result of a change in exchange rates between one (1) or more Optional Currencies and Dollars, then the Agent shall notify the Borrower of the same. The Borrower shall pay or prepay Revolving Credit Loans (subject to Borrower's indemnity obligations under Section 2.12) within one (1) Business Day after receiving such notice such that the Dollar Equivalent principal amount of all Revolving Credit Loans outstanding and the aggregate Letters of Credit Outstanding shall not exceed the Revolving Credit Facility Commitment after giving effect to such payments or prepayments.

25.  The following is hereby inserted as a new Section 2.21 of the Loan Agreement:

2.21    Increase of Revolving Credit Facility Commitment.

If at any time after the Closing Date, and so long as no Event of Default or Potential Default has occurred and is continuing, the Borrower desires to increase the Commitments, (each, an "Additional Increase") the Borrower shall notify the Agent in writing, who will promptly notify each Bank thereof, provided that any such Additional Increase shall be in a minimum of Ten Million and 00/100 Dollars ($10,000,000.00) and the aggregate of all such Additional Increases shall not exceed Twenty Five Million and 00/100 Dollars ($25,000,000.00). The existing Banks shall have the right at any time within fourteen (14) days following such notice to increase their respective Commitment by providing written notice of the same to the Agent so as to provide such additional Commitment pro-rata in accordance with such Bank's Pro Rata Share, and any portion of such Additional Increase which is not provided by any such existing Bank shall be available to the other existing Banks; provided, that if more than one existing Bank desires to increase its Commitment in respect of the portion of such Additional Increase not provided by an existing Bank, such participating Banks shall provide such portion of the additional Commitments on a pro rata basis in accordance with the proportion that their Pro Rata Share bears to each other, and thereafter, to the extent not provided by existing Banks, to any additional lending institution or institutions proposed by the Borrower and which is approved by the Agent (which approval will not be unreasonably withheld, conditioned or delayed) and which becomes a party to this Agreement pursuant to documentation reasonably acceptable to the Agent and prepared at the Borrower's expense, which documentation may be executed by the Borrower and the Agent (as agent for the Banks) without further consent or action of the Banks, such consent hereby deemed to be irrevocably given to the Agent by the Banks; provided, however, that the Borrower shall have the right to have the entire amount of each Additional Increase provided by such approved additional lending institution or institutions if all the existing Banks decline to increase their Commitments to accommodate any such Additional Increase. In the event of any such Additional Increase in the aggregate Commitments and in the Commitment of any Bank effected pursuant to the terms of this Section 2.21, new Notes shall, to the extent deemed reasonably necessary or appropriate by the Agent, be executed and delivered by the Borrower, and the affected Banks shall promptly surrender and cancel the existing Notes; and the Borrower shall execute and deliver such additional documentation setting forth the new Commitments and Pro Rata Shares as the Agent shall reasonably request (which documentation may be executed by the Borrower and the Agent (as agent for the Banks) without further consent or action of the Banks, such consent herein is deemed to be irrevocably given to the Agent by the Banks).

26.  Section 5.16 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

5.16    Subsidiary Guaranty Agreements.

Each Domestic Subsidiary of a Loan Party created or acquired subsequent to the Closing Date shall immediately execute and deliver to the Agent a Guaranty Agreement, along with such corporate governance and authorization documents as may be deemed reasonably necessary or advisable by the Agent and the Banks; provided, however, that a Domestic Subsidiary shall not be required to execute such Guaranty Agreement so long as (i) the total assets (excluding all loans and advances made to such Subsidiary from a Loan Party or a Subsidiary of a Loan Party) of such Domestic Subsidiary are less than Fifty Million and 00/100 Dollars ($50,000,000.00), and (ii) the aggregate of the total assets (excluding all loans and advances made to such Subsidiary from a Loan Party or a Subsidiary of a Loan Party) of all such Domestic Subsidiaries with total asset values (excluding all loans and advances made to such Subsidiary from a Loan Party or a Subsidiary of a Loan Party) of less than Fifty Million and 00/100 Dollars ($50,000,000.00) does not exceed the aggregate amount of One Hundred Twenty-Five Million and 00/100 Dollars ($125,000,000.00). In the event that the total assets of any Subsidiary which is not a Domestic Subsidiary or a Guarantor are at any time equal to or greater than Twenty Million and 00/100 Dollars ($20,000,000.00), the Borrower shall provide the Agent and the Banks with prompt written notice of such asset value.

27.  Section 6.02 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

6.02    Restrictions on Non-Loan Party Subsidiaries.

No Loan Party shall permit any of its Subsidiaries that are not Loan Parties to enter into or otherwise be bound by any agreement prohibiting or restricting (i) the payment of dividends or distributions to any Loan Party, (ii) the making of loans or advances to any Loan Party, or (iii) the making of investments in any Loan Party; provided, however, that with respect to Subsidiaries of Loan Parties acquired after the date hereof, existing agreements of such Subsidiaries with Persons not an Affiliate of such Subsidiary or any Loan Party that may prohibit or restrict those activities described in (i) through (iii) above shall be permitted hereunder (each such agreement an "Existing Restrictive Agreement"). In addition, the Borrower shall provide written notice to the Agent of any such Existing Restrictive Agreement within thirty (30) days after the acquisition of a Subsidiary which has previously entered into any such Existing Restrictive Agreement.

28.  Clause (a) of Section 9.02 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(a) any increase in the Commitments hereunder (other than pursuant to Section 2.21 hereof),

29.  The following is hereby inserted as a new Section 9.20 of the Loan Agreement:

9.20    Judgment Currency.

(a)    Currency Conversion Procedures for Judgments. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under a Revolving Credit Note in any currency (the "Original Currency") into another currency (the "Other Currency"), the parties hereby agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which in accordance with normal banking procedures each Bank could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.

(b)    Indemnity in Certain Events.

The obligation of Borrower in respect of any sum due from Borrower to any Bank hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by any Bank of any sum adjudged to be so due in such Other Currency, such Bank may in accordance with normal banking procedures purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to such Bank in the Original Currency, Borrower agrees, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Bank against such loss.

30.  Schedule 1 to the Loan Agreement is hereby deleted in its entirety and replaced by Schedule 1 attached hereto.

31.  Schedule 3.21 to the Loan Agreement is hereby deleted in its entirety and replaced by Schedule 3.21 attached hereto.

32.  The provisions of Section 2 through 31 and Section 37 of this Second Amendment shall not become effective until the Agent has received the following, each in form and substance acceptable to the Agent:

(a)	this Second Amendment, duly executed by the Borrower and the Banks;

(b)	the documents listed in the Preliminary Closing Checklist set forth on Exhibit A attached hereto and made a part hereof; and

(c)	such other documents as may be reasonably requested by the Agent.

33.  The Borrower hereby reconfirms and reaffirms all representations and warranties, agreements and covenants made by and pursuant to the terms and conditions of the Loan Agreement, except as such representations and warranties, agreements and covenants may have heretofore been amended, modified or waived in writing in accordance with the Loan Agreement, and except any such representations or warranties made as of a specific date or time, which shall have been true and correct in all material respects as of such date or time.

34.  The Borrower acknowledges and agrees that each and every document, instrument or agreement which at any time has secured payment of the Borrower's Indebtedness under the Loan Agreement including, but not limited to, (i) the Loan Agreement and (ii) the Guaranty Agreements continue to secure prompt payment when due of the Borrower's Indebtedness under the Loan Agreement.

35.  The Borrower hereby represents and warrants to the Banks and the Agent that (i) the Borrower has the legal power and authority to execute and deliver this Second Amendment; (ii) the officers of the Borrowers executing this Second Amendment have been duly authorized to execute and deliver the same and bind the Borrower with respect to the provisions hereof; (iii) the execution and delivery hereof by the Borrower and the performance and observance by the Borrower of the provisions hereof and of the Loan Agreement and all documents executed or to be executed therewith, do not violate or conflict with the organizational documents of the Borrower or any Law applicable to the Borrower or result in a breach of any provision of or constitute a default which would have a Material Adverse Effect under any other agreement, instrument or document binding upon or enforceable against the Borrower and (iv) this Second Amendment, the Loan Agreement and the documents executed or to be executed by the Borrower in connection herewith or therewith constitute valid and binding obligations of the Borrower in every respect, enforceable in accordance with their respective terms.

36.  The Borrower represents and warrants that (i) no Event of Default exists under the Loan Agreement, nor will any occur as a result of the execution and delivery of this Second Amendment or the performance or observance of any provision hereof; (ii) the Schedules attached to and made part of the Loan Agreement are true and correct as of the date hereof in all material respects and there are no material modifications or supplements thereto; and (iii) it presently has no claims or actions of any kind at law or in equity against the Banks or the Agent arising out of or in any way relating to the Loan Agreement or the other Loan Documents.

37.  The Agent and the Banks hereby waive the requirement that Cloverleaf Group, Inc., a Pennsylvania corporation which was acquired by the Borrower, execute and deliver a Guaranty Agreement to the Agent in accordance with the provisions of Sections 5.16 of the Loan Agreement.

38.  Each reference to the Loan Agreement that is made in the Loan Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Loan Agreement as amended hereby.

39.  The agreements contained in this Second Amendment are limited to the specific agreements made herein. Except as amended hereby, all of the terms and conditions of the Loan Agreement shall remain in full force and effect. This Second Amendment amends the Loan Agreement and is not a novation thereof.

40.  This Second Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

41.  This Second Amendment shall be governed by, and shall be construed and enforced in accordance with, the Laws of the Commonwealth of Pennsylvania without regard to the principles or the conflicts thereof. The Borrower hereby consents to the jurisdiction and venue of the Court of Common Pleas of Allegheny County, Pennsylvania and the United States District Court for the Western District of Pennsylvania with respect to any suit arising out of or mentioning this Second Amendment.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto, have caused this Second Amendment to be duly executed by their duly authorized officers on the day and year first above written.

Borrower:
ATTEST By: David F. Beck Name: David F. Beck Title: Controller	Matthews International Corporation By:__Steven F. Nicola_ _________ Name: _ Steven F. Nicola________________ Title: _Chief Financial Officer, Secretary and Treasurer ____________________

Citizens Bank of Pennsylvania, as Agent and for itself as a Bank By:__ Dwayne R. Finney _______________ Name: __Dwayne R. Finney ___________ Title: _Senior Vice President _____________

PNC Bank, National Association, as Syndication Agent and for itself as a Bank By:_Brett R. Schweike __________________ Name: _ Brett R. Schweike _ _____________ Title: _Vice President ________________

National City Bank of Pennsylvania, as Documentation Agent and for itself as a Bank

By:__J. Barrett Donovan_________________
Name: _ J. Barrett Donovan______________
Title: _Assistant Vice President___________

EXHIBIT A

Preliminary Closing Checklist

See AttachedSchedule 1

Schedule of Banks and Commitments

Bank	Commitment	Commitment Percentage
Citizens Bank of Pennsylvania 525 William Penn Place Pittsburgh, PA 15219 Attn: Dwayne Finney	$60,000,000.00	40%
PNC Bank, National Association One PNC Plaza 249 Fifth Avenue Pittsburgh, PA 15222 Attn: Brett R. Schweikle	$60,000,000.00	40%
National City Bank of Pennsylvania National City Center 20 Stanwix Street Pittsburgh, PA 15222 Attn: Barrett Donovan	$30,000,000.00	20%
Total Commitment Amount	$150,000,000.00	100%

Schedule 3.21

Subsidiaries

See Attached

ACKNOWLEDGMENT

COMMONWEALTH OF PENNSYLVANIA            )

)    SS:

COUNTY OF ALLEGHENY            )

On this, the _____ day of February, 2005, before me, a Notary Public, the undersigned officer, personally appeared ________________, who acknowledged himself/herself to be the ______________ of Matthews International Corporation, a Pennsylvania corporation (the "Company"), and that he/she as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the Company as such officer.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

______________________________
Notary Public

My Commission Expires: